Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement No. 333-226426

October 15, 2018

FedEx Corporation

Final Term Sheet

$400,000,000 4.200% Notes due 2028

$850,000,000 4.950% Notes due 2048

The information in this final term sheet relates to FedEx Corporation’s offering of notes in the series listed above and should be read together with the preliminary prospectus supplement dated October 15, 2018 relating to such offering (the “Preliminary Prospectus Supplement”) and the base prospectus dated July 30, 2018 (the “Base Prospectus”), including the documents incorporated by reference therein, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-226426.

4.200% Notes due 2028

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A., LLC
Federal Express International, Inc.

Title of Securities:	$400,000,000 4.200% Notes due 2028

Principal Amount:	$400,000,000

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Trade Date:	October 15, 2018

Settlement Date (T+2):	October 17, 2018

Stated Maturity Date:	October 17, 2028

Interest Payment Dates:	Semi-annually on each April 17 and October 17, commencing April 17, 2019

Optional Redemption Provisions:

Make-whole Call:	Prior to July 17, 2028, make-whole call at T+20 basis points

Par Call:	On or after July 17, 2028

Benchmark Treasury:	UST 2.875% due August 15, 2028

Benchmark Treasury Price / Yield:	97-18 / 3.165%

Spread to Benchmark Treasury:	+105 basis points

Reoffer Yield:	4.215%

Coupon:	4.200% per annum

Price to Public:	99.879% of Principal Amount

CUSIP / ISIN:	31428X BR6 / US31428XBR61

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
Mizuho Securities USA LLC

Co-Managers:	BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
ING Financial Markets LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Ramirez & Co., Inc.
Regions Securities LLC
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC

4.950% Notes due 2048

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A., LLC
Federal Express International, Inc.

Title of Securities:	$850,000,000 4.950% Notes due 2048

Principal Amount:	$850,000,000

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Trade Date:	October 15, 2018

Settlement Date (T+2):	October 17, 2018

Stated Maturity Date:	October 17, 2048

Interest Payment Dates:	Semi-annually on each April 17 and October 17, commencing April 17, 2019

Optional Redemption Provisions:

Make-whole Call:	Prior to April 17, 2048, make-whole call at T+25 basis points

Par Call:	On or after April 17, 2048

Benchmark Treasury:	UST 3.125% due May 15, 2048

Benchmark Treasury Price / Yield:	95-27 / 3.347%

Spread to Benchmark Treasury:	+165 basis points

Reoffer Yield:	4.997%

Coupon:	4.950% per annum

Price to Public:	99.273% of Principal Amount

CUSIP / ISIN:	31428X BS4 / US31428XBS45

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
Mizuho Securities USA LLC

Co-Managers:	BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
ING Financial Markets LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Ramirez & Co., Inc.

Regions Securities LLC
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC

*            Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This final term sheet supplements, and should be read in conjunction with, FedEx Corporation’s Preliminary Prospectus Supplement dated October 15, 2018 and accompanying Base Prospectus dated July 30, 2018 and the documents incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the aforementioned Preliminary Prospectus Supplement and Base Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you these documents if you request it by contacting (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or by e-mailing dg.prospectus_requests@baml.com, (ii) Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, (iii) HSBC Securities (USA) Inc. toll-free at 1-866-811-8049 or (iv) Mizuho Securities USA LLC toll-free at 1-866-271-7403.

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